Exhibit 99.1

December 20, 2012	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK and ONEOK Partners Announce Reorganization

Norton to Lead Commercial Activities;
Martinovich to Lead Operations;
Reiners Named Chief Financial Officer;
Miers Named Chief Accounting Officer

Natural Gas Distribution Business Realigned
According to Commercial and Operating Functional Roles

TULSA, Okla. - Dec. 20, 2012 - ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) today announced a reorganization to further enhance their commercial and operating capabilities. As a result, the following changes will become effective Jan. 1, 2013:

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Pierce H. Norton II, 52, currently executive vice president and chief operating officer, will become executive vice president, commercial, responsible for all of the commercial activities in ONEOK and ONEOK Partners, continuing to report to Terry K. Spencer, president, ONEOK and ONEOK Partners; and

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Robert F. Martinovich, 55, currently executive vice president, chief financial officer and treasurer, will become executive vice president, operations, responsible for all of the operating activities in ONEOK and ONEOK Partners, also reporting to Spencer.

In addition, several individuals are being moved into new roles to develop their capabilities as part of the company’s overall employee-development efforts and include:

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Derek S. Reiners, 41, currently senior vice president and chief accounting officer, will become senior vice president, chief financial officer and treasurer, reporting to John W. Gibson, chairman and chief executive officer of ONEOK and ONEOK Partners; and

•	Sheppard (Mike) F. Miers III, 44, currently vice president, controller, ONEOK Partners, will become vice president, chief accounting officer, ONEOK and ONEOK Partners, continuing to report to Reiners.

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ONEOK and ONEOK Partners Announce Reorganization

NATURAL GAS DISTRIBUTION

Consistent with the overall reorganization of ONEOK and ONEOK Partners, ONEOK’s natural gas distribution business - Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service - also will have separate leaders for its operating and commercial activities, and will realign its functions to support these activities.

“These changes will allow our three natural gas utilities to deliver service to our customers more effectively and efficiently; continue to operate our assets safely, reliably and environmentally responsibly; and utilize common processes and technologies across all three states to reduce costs and drive commercial and operational consistency,” said Gibson.

“Ultimately, these changes will improve our ability to compete more effectively by strengthening our competitive advantage,” he concluded.

As a result of the natural gas distribution reorganization, Caron A. Lawhorn, 51, currently president of ONEOK Distribution Companies, will become senior vice president, commercial, natural gas distribution, reporting to Norton; and Gregory A. Phillips, 49, currently president, Oklahoma Natural Gas, will become senior vice president, operations, natural gas distribution, reporting to Martinovich. Phillips and Lawhorn will be located in Tulsa.

The following officers will have commercial responsibilities for all three natural gas distribution companies, reporting to Lawhorn, and be located in Tulsa:

•	Eric (Rick) A. Grundman, currently vice president, administration, Oklahoma Natural Gas, will become vice president, rates and regulatory affairs, natural gas distribution;

•	Krystal J. Parker, currently vice president, western region, Texas Gas Service, will become vice president, customer service, natural gas distribution; and

•	A vice president, natural gas supply, natural gas distribution, will be named at a later date.

The following officers will have operating responsibilities for all three natural gas distribution companies, reporting to Phillips, and be located in Tulsa:

•	Ronald D. Bridgewater, currently vice president, eastern region, Kansas Gas Service, will become vice president, asset management and engineering, natural gas distribution; and

•	Teryl C. Rose, currently vice president, western region, Kansas Gas Service, will become vice president, resource management, natural gas distribution.

The following officers will have operating responsibility for each of the company’s natural gas distribution companies and also will report to Phillips:

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ONEOK and ONEOK Partners Announce Reorganization

•	W. Kent Shortridge, currently vice president, eastern region, Oklahoma Natural Gas, will become vice president, operations, Oklahoma Natural Gas, based in Oklahoma City;

•	Dennis J. Okenfuss, currently vice president, administration, Kansas Gas Service, will become vice president, operations, Kansas Gas Service, based in Overland Park; and

•	Kari L. French, currently president, Texas Gas Service, will become vice president, operations, Texas Gas Service, based in Austin.

Bradley O. Dixon, currently president, Kansas Gas Service, has elected to retire May 1, 2013, after almost 34 years with the company.

OTHER CHANGES

Other changes to further develop capabilities as part of the company’s employee-development efforts include:

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Kevin L. Burdick, vice president, chief information officer, will become vice president, natural gas gathering and processing, reporting to Curtis L. Dinan, senior vice president, natural gas, ONEOK Partners;

•	Brien H. Brown, currently director, corporate applications, will be promoted to vice president, chief information officer, succeeding Burdick and reporting to Martinovich;

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Andrew J. Ziola, currently director, investor relations and communications, will be promoted to vice president, investor relations and communications, continuing to report to Dandridge L. Harrison, senior vice president, administrative services and corporate relations; and

•	Michael D. Clark, currently vice president, financial services, will become vice president, controller, ONEOK Partners, reporting to Miers.

Curtis L. Dinan, senior vice president, natural gas, ONEOK Partners; Sheridan C. Swords, senior vice president, natural gas liquids, ONEOK Partners; and Charles M. Kelly, senior vice president, energy services; will continue to report to Norton.

In addition to Greg Phillips and Brien Brown, Wesley J. Christensen, senior vice president, ONEOK Partners operations; and Jeremy D. Wiese, vice president, environment, safety and health; will report to Martinovich.

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ONEOK and ONEOK Partners Announce Reorganization

Editor’s notes:

Biographical information on these individuals and photos are available by clicking on this link.

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ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company. We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com.

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